Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES SECOND-QUARTER

2004 FINANCIAL RESULTS

BOSTON, Mass., July 29, 2004 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke and other potential brain attacks, today announced financial results for the second quarter ended June 30, 2004.

Second-Quarter Results

Total revenues for the three months ended June 30, 2004 increased 6.6% to approximately $5.8 million compared with approximately $5.4 million for the quarter ended June 30, 2003. Second-quarter 2004 revenues included approximately $1.0 million of net royalties, compared with approximately $140,000 for the comparable period of 2003. CardioSEAL® and STARFlex® cardiac septal repair implant sales for the second quarter of 2004 decreased 10.8% to approximately $4.7 million compared with approximately $5.3 million for the second quarter of 2003. Implant sales in North America decreased to approximately $3.8 million from approximately $4.4 million in the second quarter of 2003. European implant sales increased to $898,000 from $868,000 for the second quarter of 2003.

Net loss for the second quarter of 2004 was $129,000, or $0.01 per share. This compares with a net loss of $809,000, or $0.07 per share, for the comparable period in 2003.

Comments on the Second Quarter

“CardioSEAL® and STARFlex® sales in North America were flat compared to the first quarter of 2004 and down from the same quarter in 2003,” stated President and Chief Executive officer John E. Ahern. “This sales trend has been influenced by the U.S. Food and Drug Administration’s recent announcement that it is enforcing stricter end-user adherence to HDE guidelines, specifically related to off-label procedures. The FDA has also reported that patient enrollment in recently initiated randomized PFO/stroke clinical trials, including CLOSURE I, was being negatively impacted by off-label use, in which patients could find access to PFO closure technology outside of the clinical trials. We currently expect that this FDA diligence will be ongoing until a randomized trial is completed and a PMA is awarded for the PFO/stroke indication.”

Ahern added, “Despite lower than anticipated North American product sales, NMT continued to advance its position as a recognized leader in PFO closure. During the quarter we made progress with our CLOSURE I enrollment initiatives and now have more than 100 patients enrolled. Unfortunately, the enrollment phase, while progressing, is moving at a slower pace than anticipated. We currently expect the enrollment phase of CLOSURE I to be completed by the end of 2006. We are continuing to evaluate enrollment related initiatives that we anticipate will provide for the successful completion of enrollment and, ultimately, a favorable outcome resulting in the issuance of a PMA. This is an important market opportunity for the Company as it represents potentially one million annual procedures worldwide.”

“During the second quarter, we made progress on our strategy to expand the Company’s market opportunities beyond stroke and into migraine headaches. Medical researchers are beginning to evaluate the likelihood that PFO closure might eliminate or reduce the frequency of this brain attack. We currently plan to initiate a pilot study in Europe by year-end to study the clinical relevance of the PFO/migraine connection. We believe that migraine headaches represent a promising opportunity for NMT, with a market potential currently estimated at more than five million procedures worldwide. Additionally, in the product development area, we advanced our fifth-generation septal repair implant technology - BioSTAR™ - toward human clinical trials, which we plan to commence in early 2005.”

Vice President and Chief Financial Officer Richard E. Davis said, “We continue to strike a healthy balance between investing in clinical trials and product development initiatives and maintaining a prudent financial approach. As a result, NMT concluded the second quarter with approximately $35.9 million in cash and marketable securities compared with approximately $36.3 million at the end of the first quarter.”

Year-To-Date Results

Total revenues for the six months ended June 30, 2004 increased 9.4% to approximately $11.4 million from approximately $10.4 million for the same period in 2003. Revenues for the six months ended June 30, 2004 included approximately $1.9 million of net royalties, compared with approximately $246,000 for the comparable period of 2003. CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first six months of 2004 decreased 7.6% to approximately $9.4 million compared with approximately $10.2 million for the comparable period of 2003. Implant sales in North America decreased to approximately $7.6 million from approximately $8.5 million in the first six months of 2003. European implant sales increased to approximately $1.8 million from approximately $1.7 million for the comparable six-month period in 2003.

Net loss for the six-month period ended June 30, 2004 was $356,000, or $0.03 per share, compared to a net loss of $315,000, or $0.03 per share, for the comparable period last year.

Business Outlook

Davis concluded, “Based upon anticipated net royalties earned for the balance of 2004 at a level consistent with the first six months, total revenues are currently expected to increase by almost 5% compared to 2003. Also, based on the current market environment and consistent with the first half of 2004 results, we now expect total CardioSEAL® and STARFlex® sales for the full year 2004 to decrease by approximately 6% compared to the full year 2003. We expect this reduction to be driven primarily by the anticipated continued strict enforcement in the United States by the FDA on end-user adherence to HDE guidelines related to off-label procedures. We believe that this will be partially offset by an increase in European sales when compared to 2003. In North America, we have responded quickly to the market conditions and will continue to adjust our commercial spending accordingly. NMT will continue to focus on its efforts to accelerate CLOSURE I clinical trial enrollment and to prepare for its planned PFO/migraine pilot study. We also currently expect to complete pre-clinical studies of our BioSTAR™ implant technology and ready the device for its upcoming human trials. Primarily due to a slower than expected rate of enrollment, CLOSURE I costs for 2004 are expected to be less than previously estimated, and we currently expect to end the year with more than $31 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at noon ET today to review the Company’s financial results, update its clinical activities and provide its outlook for the remainder of 2004. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log onto the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (719) 457-2727 or (800) 474-8920 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available through midnight ET on August 4, 2004, and may be accessed by dialing (719) 457-0820 or (888) 203-1112 (Passcode: 573166) or by visiting the Company’s website.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke, and possibly other brain attacks, through minimally invasive, catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements — including statements regarding the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for our technology or products, the timing, cost and outcome of CLOSURE I, expected patient enrollment levels and the timing thereof, regulatory approvals for the Company’s products, new products and product developments, and maintenance of the Company’s cash position — involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At June 30, 2004	At December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$16,755,400	$28,724,767
Marketable securities	19,131,611	8,000,000
Accounts receivable, net	2,230,717	2,546,846
Inventories	2,207,097	1,931,941
Prepaid expenses and other current assets	2,774,472	2,078,531

Total current assets	43,099,297	43,282,085

Property and equipment, net	927,219	781,808

Other assets	43,910	58,557

	$44,070,426	$44,122,450

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,142,635	$1,275,781
Accrued expenses	3,368,551	4,110,525
Discontinued operations liabilities	500,000	500,000

Total current liabilities	6,011,186	5,886,306

Stockholders’ equity:
Preferred stock, $.001 par value
Authorized — 3,000,000 shares
Issued and outstanding — none	—	—
Common stock, $.001 par value
Authorized — 30,000,000 shares
Issued — 12,103,257 and 11,914,787 shares in 2004 and 2003, respectively	12,103	11,915
Additional paid-in capital	45,759,922	45,395,546
Less: Treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Unrealized loss on marketable securities	(185,280)	—
Accumulated deficit	(7,407,905)	(7,051,717)

Total stockholders’ equity	38,059,240	38,236,144

	$44,070,426	$44,122,450

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Product sales	$4,755,962	$5,275,708	$9,536,987	$10,190,545
Net royalty income	1,017,564	138,582	1,878,689	245,732

	5,773,526	5,414,290	11,415,676	10,436,277

Costs and Expenses:
Cost of product sales	1,268,159	1,218,690	2,397,568	2,367,944
Research and development	2,066,792	1,791,311	4,091,383	2,967,784
General and administrative	1,217,723	1,649,316	2,514,047	2,928,429
Selling and marketing	1,466,766	1,725,830	3,010,537	2,877,567

Total costs and expenses	6,019,440	6,385,147	12,013,535	11,141,724

Loss from operations	(245,914)	(970,857)	(597,859)	(705,447)

Other income, net	116,641	161,430	241,671	390,495

Net loss	$(129,273)	$(809,427)	$(356,188)	$(314,952)

Net loss per common share:
Basic and Diluted	$(0.01)	$(0.07)	$(0.03)	$(0.03)

Weighted average common shares outstanding:
Basic and Diluted	12,019,094	11,794,340	11,968,401	11,777,679